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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or       6. If Amendment, Date
Nilsson-Weiskott  Gerald                      Statement                     Trading Symbol                     of Original
----------------------------------------      (Month/Day/Year)              MPW Industrial Services Group,     (Month/Day/Year) N/A
     (Last)       (First)   (Middle)              2/11/98                   Inc. "MPWG"                      ----------------------
         826 Werner Way                    ----------------------------  ---------------------------------- 7. Individual or Joint/
----------------------------------------   3. IRS Identification         5. Relationship of Reporting          Group Filing
             (Street)                         Number of Reporting             Person to Issuer                 (Check applicable
                                              Person, if an Entity          (Check all applicable)             line)
Worthington        Ohio       43085           (Voluntary) N/A             x  Director         10% Owner         X  Form filed by One
--------------------------------------     ----------------------------  ---             ---                   --- Reporting Person
      (City)      (State)      (Zip)                                         Officer          Other (specify   --- Form filed by
                                                                         ---   (give      ---        below)        More than One
                                                                                title below)                       Reporting Person
                                                                               ---------------------------
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                                       TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Common Stock                                            0                             N/A                     N/A
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                      (Print or Type Responses)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                 -------------------------------------------------    Security      Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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     None                         N/A       N/A               N/A             N/A        N/A            N/A            N/A
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Explanation of Responses:
                                                                                     /s/ Gerald Nilsson-Weiskott         2/11/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

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                           (Print or Type Responses)